Exhibit 99.1

Calavo Growers, Inc. Announces Board Member’s Retirement

SANTA PAULA, Calif., Jan. 6, 2022—Calavo Growers, Inc. (Nasdaq-GS: CVGW), a global avocado-industry leader and provider of value-added fresh food, today announced that Harold S. Edwards, a member of the Board of Directors since 2006, has decided to retire from the board effective Feb. 1, 2022, to devote more time to his duties as CEO of Limoneira Company.

“We appreciate Harold and his 16 years of service to Calavo and to the board. His contributions have been invaluable,” said Calavo Chairman J. Link Leavens. “Harold’s retirement will bring the size of our board to 10 members, down from a high of 13, which is more in line with a company of our size.”

Steve Hollister, Interim CEO and a member of the Board of Directors, said, “Calavo’s relationship with Limoneira as one of our valued suppliers remains strong, and we look forward to our continued work with Harold in his capacity as Limoneira’s CEO.”

About Calavo Growers, Inc.

Calavo Growers, Inc. is a global avocado-industry leader and provider of value-added fresh food serving retail grocery, foodservice, club stores, mass merchandisers, food distributors and wholesalers worldwide. The Company’s Fresh segment procures and markets fresh avocados and select other fresh produce, including tomatoes and papayas. The Renaissance Food Group (RFG) segment creates, markets and distributes a portfolio of healthy, fresh foods, including fresh-cut fruit, fresh-cut vegetables and prepared foods. The Foods segment manufactures and distributes guacamole and salsa. Founded in 1924, Calavo’s fresh food products are sold under the respected Calavo brand name as well as Garden Highway, Chef Essentials and a variety of private label and store brands.

Safe Harbor Statement

This press release contains statements relating to future events and results of Calavo that are “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995, that involve risks, uncertainties and assumptions. These statements are based on our current expectations and are not promises or guarantees. If any of the risks or uncertainties ever materialize or the assumptions prove incorrect, the results of Calavo may differ materially from those expressed or implied by such forward-looking statements and assumptions. The use of words such as “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans” and “believes,” among others, generally identify forward-looking statements.

For a discussion of the risks and uncertainties that we face, please see the risk factors described in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission and any subsequent updates that may be contained in our Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission. Forward-looking statements contained in this press release are made only as of the date of this press release, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact:

Financial Profiles, Inc.

Julie Kegley, Senior Vice President

310-622-8246

calavo@finprofiles.com